Exhibit 99.1
ORION ENGINEERED CARBONS ANNOUNCES ANNUAL GENERAL MEETING

Houston – April 9, 2020 - Orion Engineered Carbons S.A. (NYSE: OEC) (the “Company”), a worldwide supplier of specialty and high-performance Carbon Black, today announced that its board of directors has declared to convene the annual general meeting of the shareholders of the Company (the “Annual General Meeting”) on Tuesday, June 30, 2020, at 2:00 P.M. Central European Time at the office of the Company, located 6, Route de Trèves, L-2633 Senningerberg (Municipality of Niederanven), Grand Duchy of Luxembourg and to set the record date for the admission of the Company’s shareholders to the Annual General Meeting as April 23, 2020, at 11:59 P.M. Central European Time.

About Orion Engineered Carbons S.A.

Orion is a worldwide supplier of Carbon Black. Orion group produces a broad range of Carbon Blacks that include high-performance Specialty Gas Blacks, Acetylene Blacks, Furnace Blacks, Lamp Blacks, Thermal Blacks and other Carbon Blacks that tint, colorize and enhance the performance of polymers, plastics, paints and coatings, inks and toners, textile fibers, adhesives and sealants, tires, and mechanical rubber goods such as automotive belts and hoses. Orion runs 14 global production sites. The group has approximately 1,450 employees worldwide. For more information please visit the Orion website www.orioncarbons.com.

Contact
Orion Engineered Carbons S.A.
Investor Relations
Diana Downey, +1 832-589-2285
Investor-Relations@orioncarbons.com